Registration Statement No. 333-156118

Filed pursuant to Rule 424(b)(3)

Amendment dated April 13, 2010 to

Pricing Supplements No. 32, 33, 34 and 37, dated January 30, 2009 to Prospectus Supplement and Prospectus each dated December 15, 2008 relating to the Aktiebolaget Svensk Exportkredit (Swedish Export Credit Corporation) Medium-Term Note Program

ELEMENTSSM

Linked to the Rogers International Commodity Index®

—Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 10, 2010 and April 12, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	78.244%	$782,440	April 12, 2010
$2,000,000	76.040%	$1,520,800	April 7, 2010
$1,000,000	75.816%	$758,160	April 6, 2010
$3,000,000	75.544%	$2,266,320	March 29, 2010
$3,000,000	75.944%	$2,278,320	March 22, 2010
$2,000,000	75.723%	$1,514,460	March 18, 2010
$5,000,000	75.723%	$3,786,150	March 18, 2010

Linked to the Rogers International Commodity Index®

—Agriculture Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 10, 2010 and April 12, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$2,000,000	72.498%	$1,449,960	April 6, 2010

Linked to the Rogers International Commodity Index®

—Metals Total ReturnSM

Due October 24, 2022

The following issuances occurred between March 10, 2010 and April 12, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	99.016%	$990,160	March 25, 2010
$1,000,000	100.696%	$1,006,960	March 23, 2010

Linked to the MLCX Grains Index®

—Total ReturnSM

Due February 13, 2023

The following issuances occurred between March 10, 2010 and April 12, 2010:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$1,000,000	48.120%	$481,200	April 8, 2010
$500,000	49.034%	$245,170	April 1, 2010

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$22,500,000	75.195%	$17,080,100	$1,217.81(1)

(1)           The registration fee is calculated in accordance with Rule 457(r) under the Securities Act.  As of the filing of this pricing supplement, there are unused registration fees of $23,846.65 that have been paid in respect of the securities covered by pricing supplements Nos. 32, 33, 34, 35, 36, 37 and 38 under the registration statement on Form F-3 (No. 333-156118) of which these pricing supplements are a part. After giving effect to the registration fee for these offerings, $22,628.84 remains available for future offerings for such pricing supplements described above.